UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 30, 2023

High Wire Networks, Inc.

(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-53461	81-5055489
(Commission File Number)	(IRS Employer Identification No.)

30 North Lincoln Street

Batavia, IL 60510

(Address of Principal Executive Offices)

(952) 974-4000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	HWNI	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 30, 2023, High Wire Networks, Inc. (the “Company”) entered into an agreement (the “Agreement”) with John Peterson (“Peterson”), pursuant to which Peterson sold and the Company purchased certain intellectual property assets (the “Assets”). As consideration for the Assets, the Company has agreed to pay to Peterson $100,000, subject to certain conditions described in the Agreement, which $100,000 will be paid in $25,000 installments based on the completion of certain milestones as set forth in the Agreement. In addition, Peterson is entitled to receive 20% ownership of a new entity that will be formed for the purposes of holding the Assets. The Agreement also provides that Peterson shall receive a $2 million liquidation preference for up to 18 months after the closing of the Agreement, during which time any liquidity event related to the Assets, will result in Peterson receiving the first $2 million of proceeds from liquidation of the entity that owns the Assets, should the valuation of such Assets be less than $20 million. As part of the Agreement, Peterson will become an employee of the Company.

The summary of the Agreement provided herein is qualified in its entirety by the terms of the Agreement, which is filed herewith as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Intellectual Property Purchase Agreement, dated as of June 30, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 7, 2023

High Wire Networks, Inc.

By:	/s/ Mark W. Porter
Name:	Mark W. Porter
Title:	Chief Executive Officer